Services Agreement

This Services Agreement ("Agreement") is entered into effective as of March 22, 2007 ("Effective Date") by and between Xcorporeal, Inc., a Delaware corporation, ("Xcorporeal") with offices at 11150 Santa Monica Boulevard, Suite 340, Los Angeles, California 90025 and Aubrey Group, Inc., a California corporation, ("Aubrey Group"), with offices at 6 Cromwell, Suite 100 Irvine, California 92618.

Recitals

A. Aubrey Group has professional experience and expertise applicable to Xcorporeal's business, Xcorporeal desires to benefit from Aubrey Group's expertise by retaining Aubrey Group, and Aubrey Group desires to perform consulting services for Xcorporeal.

B. Aubrey Group acknowledges that this Agreement is necessary for the protection of Xcorporeal's investment in its business, goodwill, technology, products, and methods of operation, information, and relationships with its customers and other employees and consultants.

C. Xcorporeal acknowledges that Aubrey Group desires definition of Aubrey Group's compensation and other terms of engagement.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

Agreement

1. SERVICES

a. Xcorporeal engages Aubrey Group and Aubrey Group agrees to assist Xcorporeal in developing the Xcorporeal Artificial Kidney related devices ("Devices") to the extent agreed to by the parties in writing from time to time (collectively, the "Services") pursuant to such schedules or proposals that reference this Agreement (individually and collectively, respectively, the "Proposal(s)"). Xcorporeal and Aubrey Group acknowledge that detailed requirements may not be fully known at commencement of each Proposal and will be developed as each development project ("Project") progresses.

b. The relationship created by this Agreement will be that of independent contractor. Aubrey Group is not a partner, joint venturer, agent or employee of Xcorporeal, and will have no authority to bind or act as agent for Xcorporeal or its employees for any purpose. Xcorporeal shall not withhold payroll taxes, and neither Aubrey Group nor its employees or authorized independent contractors shall be covered by health, life, disability, or worker's compensation insurance of Xcorporeal.

c. Aubrey Group will devote reasonable time and attention to performing the Services in order, to the extent practical, to timely deliver and meet the agreed deadlines, performance goals and milestones. Each Proposal may include minimum expected hours to be committed to and performed by Aubrey Group for a given time period(s). Aubrey Group will perform the Services for Xcorporeal in a prompt, professional, diligent and workmanlike manner. All assigned Aubrey Group employees and independent contractors are subject to the prior approval of Xcorporeal. Xcorporeal approval will not be unreasonably withheld. Aubrey Group is required to promptly

replace any assigned personnel as and when reasonably requested by Xcorporeal. Any and all expended training and familiarization time for such replacement individuals shall be at Aubrey Group's expense.

d. Aubrey Group shall report to the President of the Xcorporeal, or to such other Xcorporeal representative(s) as designated by the Xcorporeal from time to time. When at Xcorporeal's facilities, Aubrey Group and its employees and authorized independent contractors will observe all Xcorporeal's facilities policies and procedures.

e. Aubrey Group certifies that it now carries and agrees to continue to carry general liability insurance with a limit of at least $2,000,000 and errors and omissions insurance with a limit of at least $2,000,000. Xcorporeal certifies that it intends to carry product liability insurance with a limit of at least $2,000,000 if and when the Devices begin to be used on human subjects.

f. Xcorporeal and Aubrey Group will work together as a team, providing needed information to each other, communicating clear project objectives and product requirements, advising each other of the status of their tasks, providing access to each other's team members and facilities, and supporting each other's tasks as requested.

2. COMPENSATION

a. All work will be done on a time-and-materials basis (unless otherwise agreed to in writing by the parties), and subject to the Proposals and issued corresponding Xcorporeal purchase orders. The estimated labor, costs and project schedule indicated in each Proposal (collectively, the Estimate(s)"), as may be amended from time to time by the parties in writing, are good faith, reasonable estimates prepared by Aubrey Group, and are not intended to be binding. To the extent practical and reasonable, Aubrey Group is to promptly notify Xcorporeal when Aubrey Group first determines that an Estimate is anticipated to be exceeded by ten percent (10%) or more. Aubrey Group is not to continue to perform any Services hereunder or incur any reimbursable expenses unless and until Xcorporeal first approves in writing to proceed and incur fees and expenses in excess of the Estimate.

b. Xcorporeal will pay Aubrey Group the hourly fees specified in each Proposal. Xcorporeal will reimburse Aubrey Group for Xcorporeal authorized expenses incurred on behalf of Xcorporeal, including, but not limited to travel expenses which shall be approved in advance by Xcorporeal in accordance with Xcorporeal's then current travel reimbursement polices. Travel expenses will be billed at actual cost. Travel time will be billed at standard rates not to exceed a total of eight (8) hours per travel day. Travel time will be reduced to the extent travel time plus professional services exceed eight (8) hours in the same day except for Aubrey Group sub-contractors who are paid by Aubrey Group and will be billed to Xcorporeal for travel time as well as professional service without regard to the eight hour per day limit. All other expenses will be billed at cost plus a fifteen percent (15%) fee, provided that Xcorporeal is first given the opportunity to make an advance payment for such intended expenses; and in which case, if paid, then such expenses shall only be billed at cost. Individual purchase orders for expenses totaling over Five Thousand Dollars ($5,000), if any, at Xcorporeal's option will be identified in advance and submitted for approval before they are incurred. Aubrey Group, at its option, may require prepayment of individual purchase orders for expenses over Five Thousand Dollars ($5,000) before they are

incurred. Applicable California sales and use taxes will be paid for by Aubrey Group for all materials purchased by Aubrey Group incidental to the Project, and included in billed costs of materials on invoices. Invoices describing work performed, time expended, and costs incurred will be submitted to Xcorporeal on a weekly basis. Time spent on behalf of Xcorporeal will be recorded daily to the nearest 1/10th hour. Xcorporeal agrees to pay not unreasonably disputed invoiced amounts within fifteen (15) days of the date of the invoice. Undisputed invoiced amounts not paid within thirty (30) days of the date of invoice will be subject to a finance charge of one percent (1%) per month until payment in full is received by Aubrey Group. The parties will negotiate and work together in good faith to resolve any and all disputed amounts in a timely manner. If Aubrey Group undertakes collection or enforcement efforts, the prevailing party may recover from the non prevailing party all costs thereof, including reasonable attorney fees.

c. If Xcorporeal reasonably and on a timely basis disputes an Aubrey Group time related charge, then Xcorporeal will be permitted to audit Aubrey Group's relevant time reporting records to confirm the accuracy of all fees and charges due and payable to Aubrey Group, provided that (i) no less than ten (10) days notice is given to Aubrey Group, (ii) the audit is performed during the normal business hours of Aubrey Group and at Aubrey Group's facility, and (iii) no more than one audit is performed during any six (6) calendar month period. Aubrey Group agrees to maintain such records for no less than three (3) years from the date of creation of such information, and will provide reasonable assistance to Xcorporeal during the audit. If the audit concludes that an overpayment payment has been made by Xcorporeal, Aubrey Group will within ten (10) days of written notice by Xcorporeal (i) repay to Xcorporeal the overpayment amount, and (ii) reimburse Xcorporeal for its reimbursable expenses.

d. To initiate any Proposal, Xcorporeal will pay Aubrey Group a one-time deposit as and when agreed to in each Proposal. Unless forfeited due to cancellation without notice or cause, the deposit will be credited against the final invoice(s), with any balance being promptly refunded.

3. CONFIDENTIALITY

During the term of this Agreement and for five (5) years thereafter, each party shall keep confidential and shall not use for itself or for the benefit of others any confidential information disclosed to such party by the other. For purposes of this Agreement, confidential information of Xcorporeal shall include all proprietary information disclosed by Xcorporeal or any of its independent contractors to Aubrey Group and Aubrey Group's independent contractors and all information developed by Aubrey Group and its independent contractors pursuant to this Agreement. Aubrey Group shall take all reasonable steps necessary to protect the confidential information of Xcorporeal and will not use such information for any other purpose than in support of the Services under this Agreement. Aubrey Group will also require all of its employees and independent contractors to agree in writing to abide by an appropriate confidentiality agreement that includes provisions similar to or having the same effect as stated in this Section 3, and will enforce such confidentiality agreements. The obligations of confidentiality shall not apply to any information which (a) is known to the recipient at the time of disclosure, (b) is disclosed to the recipient by a third party who has the right to make such disclosure, (c) is or becomes a part of the public domain through no fault of the recipient, (d) is independently developed by the recipient without access to or use of the confidential information provided by the discloser or developed by Aubrey for Xcorporeal pursuant to this Agreement, or (e) is required to be disclosed by or to any court or

governmental agency. In conjunction to the license rights granted by Aubrey to Xcorporeal pursuant to Section 5(b), Xcorporeal is permitted to disclose the Aubrey Technology to extent necessary in order to fully exploit the license grant. In conjunction with the license rights granted by Xcorporeal to Aubrey pursuant to Section 5(b), Aubrey is permitted to disclose the Xcorporeal Technology to extent necessary in order to fully exploit the license grant.

4. COMPETITION

Aubrey Group represents to Xcorporeal that Aubrey Group does not have any agreement to provide consulting services to any other party in the biotechnology or medical device industry on matters relating to the scope of the Services, and will not enter into any such agreement during the term of this Agreement.

5. DISCOVERIES, INVENTIONS, IMPROVEMENTS, and DESIGNS

a. Aubrey Group will disclose to Xcorporeal all discoveries, inventions, improvements, and designs made or conceived by Aubrey Group in the course of Aubrey Group's Services under this Agreement. At the completion of each Project and upon full payment by Xcorporeal of all amounts due Aubrey Group, Aubrey Group is deemed to have conveyed, transferred and assigned (collectively, "Conveyances") to Xcorporeal sole right and title to such discoveries, inventions, improvements, and designs, and, at Xcorporeal's expense, agrees to execute and cause its employees and independent contractors to execute and deliver to Xcorporeal any and all documents related to such Conveyances, including, but not limited to patent and copyright assignments, as Xcorporeal reasonably deems necessary.

b. Xcorporeal recognizes that, in providing engineering services to Xcorporeal, Aubrey Group may employ techniques, circuits, software, systems, processes, designs, and other technology ("Technology") developed or acquired by Aubrey Group in the course of its practice not covered by this Agreement ("Aubrey Technology"). At the completion of each Project and upon full payment by Xcorporeal of all amounts due Aubrey Group, Aubrey Group grants to Xcorporeal a non-exclusive fully paid-up, royalty free, worldwide transferable right to use the Aubrey Technology in devices developed under this Agreement. Xcorporeal hereby grants Aubrey Group non-exclusive right to employ Technology that is proprietary to Xcorporeal pursuant to Section 5(a) as developed under this Agreement that is not a critical part of an invention and is not a trade secret critical to Xcorporeal, i.e. common electronic circuits, commonly used mechanisms, or generic software.

c. Aubrey Group will not knowingly disclose to Xcorporeal or use for the benefit of Xcorporeal any confidential information derived from sources other than consultation for Xcorporeal.

6. INDEMNIFICATION

a. Xcorporeal does hereby indemnify and shall hold Aubrey Group, its officers, directors, employees and agents, (each of the foregoing being hereinafter referred to individually as "Aubrey Group Indemnified Party") harmless against all third party claims, demands, causes of action, actions, judgments, or other liability including, but not limited to reasonable attorneys' fees and legal costs (except to the extent such liability is the result of gross negligence or uncured material breach of this Agreement by an Aubrey Group Indemnified Party) arising from or related to this Agreement. Aubrey Group does hereby indemnify and shall hold Xcorporeal, its officers, directors, employees and agents, (each of the foregoing being hereinafter

referred to individually as "Xcorporeal Indemnified Party") harmless against all third party claims, demands, causes of action, actions, judgments, or other liability (including, but not limited to reasonable attorneys' fees and legal costs) resulting from an Aubrey Group Indemnified Party's gross negligence or uncured material breach of this Agreement.

b. The Aubrey Group Indemnified Party and the Xcorporeal Indemnified Party (each, "Indemnitee"), respectively, are each obligated to give the indemnifying party (the "Indemnitor") prompt written notice of any event giving rise to the indemnifying party's obligations under this Section 6. In the event that the Indemnitor fails to defend such claims and/or pay the Indemnitee's expenses, such Indemnitee shall have the right to defend itself, and in that case, the Indemnitor, if found to be liable, shall reimburse the Indemnitee for all of its reasonable attorneys' fees, costs and damages incurred in settling or defending such claims within thirty (30) days of the Indemnitee's written requests relative thereto.

7. TERM AND TERMINATION

a. The initial term of this Agreement commences on the Effective Date and continues until the first (1st) anniversary date and, thereafter, on a calendar month-to-month basis unless either party gives the other at least thirty (30) days prior written notice of an intention not to renew. Notwithstanding any non-renewal of this Agreement, all current Services which have not been completed shall remain in full force and effect unless the party giving notice of non-renewal states to the contrary in such non-renewal notice, or unless otherwise stated in the specified Proposal(s). In the event of a material breach of this Agreement by a party, this Agreement may be terminated by the non-defaulting party after ten (10) days written notice reasonably specifying a material breach that it not cured within such time. Upon any termination of this Agreement, Aubrey Group will promptly (i) return and deliver to Xcorporeal all proprietary and confidential information of Xcorporeal and such proprietary and confidential information Xcorporeal is entitled to receive and retain, (ii) destroy and not retain any copies thereto, as and when requested by Xcorporeal in writing, and (iii) certify in writing to Xcorporeal that it has complied with the obligations stated herein.

b. Termination of this Agreement or any Proposal(s) for any reason will not affect: (i) Xcorporeal's obligation to pay for Services previously performed by Aubrey Group or expenses previously incurred by Aubrey Group for which Aubrey Group is entitled to reimbursement, or (ii) Aubrey Group's continuing obligations to Xcorporeal under this Agreement or the Confidentiality Agreement, or (iii) either party's non-solicitation obligations, or (iv) either party's indemnification obligations pursuant to Section 6.

c. Applicable provisions of this Agreement shall survive termination and remain in full force and effect as necessary to accomplish the purposes stated therein, including, but not limited to Sections 3, 5, 6 and 8(a).

8. GENERAL

a. Non-Solicitation. Each of Xcorporeal and Aubrey Group agree that during the term of this Agreement and for one (1) year thereafter neither party will, directly or indirectly, solicit any of the other party's employees or independent contractors who were involved in the projects related to this Agreement to work for another person or entity.

General advertisements and employment fairs shall not be construed as solicitation for purposes of this section.

b. Disclosure. Xcorporeal may disclose this Agreement and Aubrey Group's obligations hereunder to any person or entity, including without limitation, future employers or clients. Neither party will use the other's name in any commercial advertisement or similar material used to promote or sell products, without the prior written consent of the other party.

c. Severability. The invalidity or unenforceability of any provisions of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provisions. In addition, such provisions will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

d. Governing Law. The validity, construction and performance of this Agreement will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

e. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or Aubrey Group's relationship with Xcorporeal or its affiliates, including without limitation the issue of arbitrability, will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. To the maximum extent permitted by applicable law, the prevailing party will be awarded its arbitration, attorney and expert witness fees, costs and expenses. Judgment on any interim or final award of the arbitrator may be entered in any court of competent jurisdiction. If and when Aubrey Group is located outside the United States of America, then the UNICITRAL Arbitration Rules shall be applied in conjunction with any and all arbitration proceedings.

f. Headings. The sections and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

g. Waiver. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

h. Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by Aubrey Group and the Chairman, President or CEO of Xcorporeal.

i. Assignment. Aubrey Group is not permitted to assign this Agreement or delegate any of its obligations under this Agreement, unless otherwise agreed to in writing by Xcorporeal. Any unauthorized assignment or obligation by Aubrey Group shall be deemed null and void. Xcorporeal's agreement will not be unreasonably withheld.

j. Entire Agreement. This Agreement, including any and all Proposals and related Xcorporeal purchase orders, are the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

9. NAME AND PRODUCT IMAGE

Aubrey Group may not display the image of the product(s) developed or under development pursuant to this Agreement nor include Xcorporeal's name on Aubrey Group's website or in Aubrey Group's advertising literature without Xcorporeal's prior written consent.

Agreed to:

Xcorporeal, Inc.
By: [signature]
Title: PRESIDENT & COO
Date: MAY 16, 07

Aubrey Group, Inc.
By: [signature]
Title: President & CEO
Date: 10 JUN 07